Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-288087) of Tri-County Financial Group, Inc. of our report dated March 6, 2026, with respect to the consolidated financial statements of Tri-County Financial Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Saint Louis, Missouri
March 6, 2026